Exhibit 99.1

A.P. Pharma Announces Fourth Quarter and Year-End 2009 Financial Results

REDWOOD CITY, Calif. – March 15, 2010 – A.P. Pharma, Inc. (NASDAQ: APPA), a specialty pharmaceutical company, today reported financial results for its fourth quarter and full year ended December 31, 2009.

“2009 was an important year for A.P. Pharma. We achieved a major milestone with the submission of a New Drug Application for APF530, which is being developed for the prevention of chemotherapy-induced nausea and vomiting,” said Ronald Prentki, A.P. Pharma’s president and chief executive officer. “We also improved the financial position of the Company through the completion of a successful stock sale and the implementation of cost reduction measures, which provided resources for the continued development of APF530.”

·	In May the Company submitted a New Drug Application (NDA) for APF530, to the U.S. Food and Drug Administration (FDA), which the agency accepted for review in July.

·
In September, the Company announced the completion of a license and development agreement with Merial, a major animal healthcare company, for a long-acting pain management product using A.P. Pharma’s Biochronomer™ technology.

·
In October, the Company completed a private placement providing aggregate proceeds of up to $13.1 million, consisting of a first tranche of common stock and warrants in October 2009 yielding aggregate proceeds of approximately $8.1 million, and a potential second tranche of common stock exercisable at the option of the investors prior to May 15, 2010 for proceeds of up to approximately $5 million.

Results of Operations

A.P. Pharma’s net loss for the fourth quarter of 2009 was $1.9 million, or $0.05 per share, compared with a net loss of $3.9 million, or $0.13 per share, for the fourth quarter of 2008. For the full year 2009, the Company’s net loss was $10.0 million, or $0.31 per share, versus a net loss of $23.1 million, or $0.75 per share, for 2008. The improved operating results in both the quarter and the year ended December 31, 2009 were principally due to A.P. Pharma’s decision to suspend, for the time being, development of its other product candidates in order to focus its resources on the submission and approval of the NDA for APF530, as well as other cost containment initiatives undertaken by the Company.

Contract revenue was $122,000 in the fourth quarter of 2009, and $1.3 million for all of 2009, compared with $20,000 and $369,000, respectively, for 2008. The increase in revenue for 2009 reflects $1.0 million of previously deferred revenue recognized as the result of the termination of a partner agreement in 2009, as well as revenue associated with a development program utilizing our proprietary Biochronomer™ technology with Merial.

Cash, cash equivalents and marketable securities as of December 31, 2009 were $7.6 million, compared with $10.5 million at December 31, 2008. The Company believes its cash and cash equivalents as of December 31, 2009 will enable it to fund its operations through 2010, based on anticipated spending levels and certain expected positive cash inflows.

About APF530

A.P. Pharma's lead product, APF530, prevents both acute and delayed onset of chemotherapy–induced nausea and vomiting (CINV). APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Injections and oral tablets containing granisetron are approved for the prevention of acute onset CINV, but not for delayed onset CINV. Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product, APF530, for the prevention of CINV. The New Drug Application (NDA) for APF530 was submitted to the U.S. Food and Drug Administration (FDA) in May 2009 and accepted for review in July 2009, at which time the FDA set a Prescription Drug User Fee Act (PDUFA) date of March 18, 2010. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, visit the Company's web site at www.appharma.com.

(financial tables follow)

A.P. PHARMA, INC.
Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Contract revenue	$122	$20	$1,261	$369

Operating expenses:
Research and development	1,419	2,759	7,796	19,507
General and administrative	803	1,093	3,707	4,307

Total operating expenses	2,222	3,852	11,503	23,814

Operating loss	(2,100)	(3,832)	(10,242)	(23,445)
Interest income	3	41	29	587
Other expense, net	(6)	(75)	(5)	(67)
Loss from continuing operations	(2,103)	(3,866)	(10,218)	(22,925)
Income (loss) from discontinued operations	68	(80)	68	(200)
Loss before income taxes	(2,035)	(3,946)	(10,150)	(23,125)
Provision for income taxes	122	--	122	--
Net loss	$ (1,913)	$ (3,946)	$ (10,028)	$ (23,125)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.06)	$(0.13)	$(0.31)	$(0.74)

Net loss	$(0.05)	$(0.13)	$(0.31)	$(0.75)

Shares used to compute basic and diluted
net loss per common share	37,325	30,853	32,625	30,811

A.P. PHARMA, INC.
Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2009	December 31, 2008
Assets
Cash, cash equivalents and marketable securities	$7,593	$10,538
Accounts receivable, net	171	32
Other current assets	549	246
Total current assets	8,313	10,816

Property and equipment, net	510	881
Other non-current assets	128	103
Total assets	$8,951	$11,800

Liabilities and Stockholders' Equity
Total liabilities	$2,155	$4,202
Stockholders' equity	6,796	7,598
Total liabilities and stockholders' equity	$8,951	$11,800

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Vice President, Finance and Chief Financial Officer
650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564